Exhibit 5.1
SCHWARTZ COOPER CHARTERED
180 North La Salle Street, Suite 2700, Chicago, Illinois 60601
T 312.346.1300 F 312.782.8416 www.schwartzcooper.com
September 11, 2006
The Board of Directors
Electric City Corp.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Re: S-3 Registration Statement
Gentlemen:
We have acted as counsel to Electric City Corp., a Delaware corporation (the “Company”). In such capacity, we have examined the registration statement on Form S-3 filed with the Securities and Exchange Commission on September 1, 2006 (Registration Statement No. 333-___) for registration under the Securities Act of 1933, as amended, of 29,474,020 shares of common stock, par value $0.0001 per share, of the Company. We have also examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of such shares by the Company. We have also made such other examination as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.
On the basis of the foregoing, we are of the opinion that when issued and paid for as described in the Registration Statement the 29,474,020 shares of common stock (or such lesser number of shares as may be issued in the rights offering) will be legally issued and fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to our firm in the prospectus therein under the caption “Legal Matters”.
Very truly yours,
Schwartz Cooper Chartered